List of Subsidiaries of North Lily

Minera Northern Resources S.A., a Chilean limited liability company, 100 percent owned by North Lily (inactive)

Tenhard Resources, Inc., a Montana corporation, 100 percent owned by North Lily (inactive)

Compania Minera Phoenix S.A., (formerly Compania Minera San Martin S.A.), a Chilean limited liability company, 41 percent owned by Northern Resources S. A. (active)

Minera San Lorenzo Limitada, a Chilean limited liability company, 50 percent owned by Northern Resources S.A. (inactive)

Xeres Tintic LLC, a Utah limited liability company, 91.5 percent owned by North Lily (active)